CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the use of our report dated October 30, 1998, except for Note 11, as to which the date is December 8, 1998, included in the Annual Report on Form 10-K of Oshkosh truck Corporation for the year ended September 30, 1998, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

                                    /s/ Ernst & Young LLP

Milwaukee, Wisconsin
February 9, 1999